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                                                                    EXHIBIT 4.17

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES P PREFERRED STOCK

                                       OF

                             GENOMIC SOLUTIONS INC.

                                      * * *


--------------------------------------------------------------------------------
a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     That, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of said corporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of the Series P preferred stock, which resolution is as follows:

              AUTHORIZATION AND DESIGNATION OF SERIES P PREFERRED STOCK

              WHEREAS, the Board has determined that it would be in the best interests of the Corporation to create a new series of preferred stock to be designated as "Series P Preferred Stock"; and

              WHEREAS, the Board has the authority pursuant to the Amended and Restated Certificate of Incorporation (the "Certificate") to create a new series of preferred stock and establish the rights and preferences of such series;

              WHEREAS, the Board has been presented with a draft of a Certificate of Designations, Preferences and Rights of Series P Preferred Stock (the

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              "Designation") which sets forth the rights and preferences of the
              Series P Preferred Stock; and

              WHEREAS, the rights and preferences of the Series P Preferred as set forth in the Designation generally are pari passu with the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock;

              WHEREAS, the Board has determined that it would be in the best interests of the Corporation and its shareholders for the Corporation to authorize and designate 5,000,000 shares of preferred stock as Series P Preferred Stock and to file the Designation with the Secretary of State of the State of Delaware all as finally completed in accordance with these resolutions.

              RESOLVED, that pursuant to the authority vested in the Board in accordance with the provisions of the Certificate, a series of Preferred Stock of the Corporation be and hereby is created, such series of Preferred Stock to be designated as Series P Preferred Stock, to consist of 5,000,000 shares of the par value of $0.001 each of which the relative, participating, optional or other special rights and the qualifications, limitations or restrictions thereof, shall be as set forth in the Rights And Preferences And Restrictions Of Series P Preferred Stock Of Genomic Solutions Inc., attached as Exhibit A hereto.

              RESOLVED FURTHER, that the Board is authorized, empowered and directed to file, for and on behalf of the Corporation, the Designation of the Series P Preferred Stock which has the effect of amending the Certificate, and to prepare, finalize, modify, execute, deliver, amend and, if necessary, file with the appropriate authorities any and all related documents, instruments and papers, all on such terms and conditions as they, or any of them, deem appropriate in their sole discretion.

              RESOLVED, FURTHER, that the officers of the Corporation (the "Officers"), or any of them acting alone, are authorized, empowered and directed, for and on behalf of the Corporation, to execute and file with the appropriate authorities the Designation and any and all related documents, instruments and papers, all on such terms and conditions that are consistent with the Designation as they, or any of them, deem appropriate in their sole discretion.


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         IN WITNESS WHEREOF, Genomic Solutions Inc., a Delaware corporation has caused this Certificate to be signed by Jeffrey S. Williams, its President and Chief Executive Officer, * this 24th day of January, 2000.

                                            /s/ Jeffrey S. Williams
                                           -------------------------------------

                                      By:  Jeffrey S. Williams*
                                      Its: President and Chief Executive Officer

* Any authorized officer or the Chairman or Vice-Chairman of the Board of Directors may execute this certificate.


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                                    EXHIBIT A

                     RIGHTS AND PREFERENCES AND RESTRICTIONS
              OF SERIES P PREFERRED STOCK OF GENOMIC SOLUTIONS INC.

Rights, Preferences and Restrictions of Series P Preferred Stock. Five Million Shares (5,000,000) of the preferred stock authorized by the Amended and Restated Certificate of Incorporation shall be designated as "Series P Preferred Stock". The rights, preferences, privileges and restrictions granted to and imposed on the Series P Preferred Stock are set forth below.

         1. Dividend Provisions. The holders of shares of Series P Preferred Stock shall not be entitled to receive any dividends.

         2. No Liquidation Preference.

            a. In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of shares of Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series M Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation available for distribution to the stockholders, to the holders of shares of Common Stock, Series P Preferred Stock or any other class of capital stock ranking junior to the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series M Preferred Stock by reason of their ownership thereof, the preferential amount per share each such holder is entitled to receive in accordance with the Amended and Restated Certificate of Incorporation.

            b. After the completion of the distribution required by subparagraph (a) of this Section 2 and any other distribution which may be required with respect to series of Preferred Stock which may from time to time come into existence, the assets of this corporation available for distribution to stockholders shall be distributed among the holders of shares of Common Stock and Series P Preferred Stock pro rata based on the number of shares of Common Stock held by each and the number of shares of Common Stock into which the shares of Series P Preferred Stock held by each may then be converted.

            c. The Corporation shall mail written notice of any liquidation, dissolution or winding down not less than thirty days prior to the payment date stated therein to each record holder of shares of Preferred Stock. Any (i) acquisition of the corporation by means of merger or other form of corporate reorganization in which outstanding shares of the corporation are exchanged for securities or other consideration issued by the acquiring corporation or its subsidiary (other than a mere reincorporation transaction), (ii) sale, conveyance or disposition of all or substantially all of the assets of this corporation or (iii) transaction or series of related transactions effected by the corporation in which more than 50% of the voting power of the corporation is disposed of (other than a Public Offering as defined herein) (clauses (i), (ii) and (iii) are referred to herein as a "Sale of the


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         Corporation"), shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 2.

         3. Conversion. The holders of the Series P Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  a.       Right to Convert.

                           (i) Each share of Series P Preferred Stock shall be
                  convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for the Series P Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as determined by dividing the Original Series P Issue Price (defined below) by the Conversion Price (defined below) at the time in effect for such share. The Original Series P Issue Price shall be equal to the quotient obtained by dividing (a) by (b), where (a) is an amount equal to the sum of (x) the number of shares of Series P Preferred Stock issued on the Closing Date (as such term is defined in the Investment Agreement dated December 14, 1999, by and between the Corporation and PerkinElmer, Inc., a Massachusetts corporation ("PerkinElmer")) at a purchase price of six dollars and thirty cents ($6.30) multiplied by six dollars and thirty cents ($6.30) and (y) the number of shares of Series P Preferred Stock issued on the Closing Date at a purchase price of six dollars and seventy five cents ($6.75) multiplied by six dollars and seventy five cents ($6.75), and
                  (b) is the aggregate number of shares of Series P Preferred Stock issued on the Closing Date. The initial Conversion Price per share for shares of Series P Preferred Stock shall be equal to the Original Series P Issue Price. The Conversion Price for the Series P Preferred Stock shall be subject to adjustment as set forth in Section 3.c. and Section 3.d.


                           (ii) Each share of Series P Preferred Stock shall
                  automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such Series P Preferred Stock (1) immediately concurrent with the consummation of the corporation's sale of its Common Stock in a firm commitment underwriting led by a nationally recognized underwriter pursuant to a registration statement on Form S-1 or its then equivalent, filed under the Securities Act of 1933, as amended, and resulting in an aggregate offering price to the public of at least $20,000,000 and the listing of the securities offered on the New York Stock Exchange or the National Market Tier of the NASDAQ Stock Market (the "Public Offering"), (2) immediately prior to the closing of a Sale of the Corporation, so long as the consent set forth in Section 4.b. hereof shall have been obtained prior to such conversion, and (3) on the Termination Date, as such term is defined in the Securities Purchase Agreements dated December 14, 1999 (the "Securities Purchase Agreements"), by and between the Corporation, PerkinElmer and various holders of the Corporation's securities.


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                  b.       Mechanics of Conversion. Any holder of shares of
         Series P Preferred Stock shall be entitled to convert the same into shares of Common Stock, by surrendering the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series P Preferred Stock and by giving written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and stating therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of shares of Series P Preferred Stock or to a nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series P Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, other than in a Public Offering as set forth in
         Section 3.a.(ii) above, the conversion may, at the option of any holder tendering Series P Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series P Preferred Stock shall not be deemed to have converted such stock until immediately prior to the closing of such sale of securities.

                  c. Conversion Price Adjustments of Preferred Stock Upon Reorganization or Recapitalization. If at any time or from time to time there shall be any capital reorganization or recapitalization of the Common Stock (including, without limitation, any stock split or stock dividend), provision shall be made so that the holders of shares of Series P Preferred Stock shall thereafter be entitled to receive upon conversion of the Series P Preferred Stock, as applicable, the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series P Preferred Stock after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares which would be received upon conversion of the Series P Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. The provisions of this clause shall similarly apply to successive reorganizations and reclassifications.

                  d. Conversion Price Adjustment Upon Sale of Securities. Each Conversion Price shall be subject to adjustment from time to time as follows:


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                  (i)      If the corporation shall at any time or from time
         to time issue any shares of Common Stock, or securities convertible into or exercisable for Common Stock (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iv)(c) below) other than Excluded Stock (as defined in clause (v) below) without consideration or for a consideration per share less than the Conversion Price for the Series P Preferred Stock in effect immediately prior to the issuance of such Common Stock, then any Conversion Price for the Series P Preferred Stock that is greater than the consideration per share of Common Stock or its equivalent received in such issuance or sale shall forthwith be lowered to be equal to the quotient obtained by dividing:

                           (a) an amount equal to the sum of (x) the total
                  number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iv)(c) below) immediately prior to such issuance, multiplied by the applicable Conversion Price for the Series P Preferred Stock in effect immediately prior to such issuance, and (y) the consideration received by the corporation upon such issuance; by

                           (b) the total number of shares of Common Stock
                  outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (iv)(c) below) immediately after the issuance of such Common Stock.

         For the purposes of any adjustment of any Conversion Price for the Series P Preferred Stock pursuant to this clause, the following provisions shall be applicable:

                  (ii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                  (iii) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the corporation's Board of Directors, irrespective of any accounting treatment.

                  (iv) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities:


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                           (a) the aggregate maximum number of shares of Common
                  Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (ii) and (iii) above), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                           (b) the aggregate maximum number of shares of Common
                  Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (ii) and (iii) above);

                           (c) on any change in the number of shares or exercise
                  price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, each Conversion Price previously adjusted shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                           (d) on the expiration of any such options or rights,
                  the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, each Conversion Price previously adjusted shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.




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                  (v) "Excluded Stock" means (1) shares of Common Stock issued by the corporation as a stock dividend or upon any subdivision, split-up or combination of shares of Common Stock; (2) shares of Common Stock issued upon exercise of incentive or non-qualified stock options outstanding as of the date hereof; (3) shares of Common Stock issued upon exercise of incentive or non-qualified options granted after the date hereof to employees, consultants or non-employee directors pursuant to the existing stock option plans adopted by the Board; (4) shares of Common Stock issued by the corporation upon conversion of shares of Preferred Stock; (5) shares of Common Stock issued upon exercise of any warrants issued to ESA, Inc., a Massachusetts corporation, pursuant to the Warrant to Purchase Common Stock of Genomic Solutions Inc. dated October 13 1998, (6) shares of Common Stock issued upon exercise of any warrants issued pursuant to the terms of the Business Loan Agreement between the Company, White Pines Limited Partnership I and others dated April 23, 1999; (7) shares of Common Stock issued upon exercise of any warrants issued pursuant to the terms of the Business Loan Agreement between the Company, White Pines Limited Partnership I and others dated October 28, 1999, or (7) securities that are or were declared to be "Excluded Stock" for purposes of this Section by the holders of 66 2/3% of the outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series M Preferred Stock, Series D Preferred Stock and Series P Preferred Stock, as applicable, each voting as a separate class and only with respect to the shares held by such class.

                  (vi) All calculations made pursuant to Sections 3.c. and 3.d. shall be made to the nearest one hundredths (1/100) of one cent or the nearest one tenth (1/10) of a share, as the case may be.

                  (vii) In any case in which the provisions of Sections 3.c. and 3.d. shall require that an adjustment shall become effective immediately after a record date of an event, the corporation may defer until the occurrence of such event (i) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (ii) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to paragraph (d) above; provided, however, that the corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

         e. No Impairment. This corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the



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     carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holder of shares of the Series P Preferred Stock against impairment.

         f.       No Fractional Shares and Certificate as to Adjustments.

                  (i) No fractional shares shall be issued upon conversion of the Series P Preferred Stock. The number of shares of Common Stock to be issued to each holder of shares of Series P Preferred Stock upon conversion shall be computed on the basis of the aggregate number of shares of Series P Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series P Preferred Stock, the corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board of Directors of the corporation and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the corporation in respect of such fractional interests.

                  (ii) Upon the corporation's awareness of an event that would cause an adjustment or readjustment of the Conversion Price of Series P Preferred Stock pursuant to this Section 3, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Series P Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of shares of Series P Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price at the time in effect, and (C) a number of shares of Common Stock and the value, if any, of other property which at the time would be received upon the conversion of a share of Series P Preferred Stock.

         g. Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of shares of Series P Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         h. Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of shares of the Series P Preferred



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     Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series P Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the outstanding shares of the Series P Preferred Stock in addition to such other remedies as shall be available to the holder of such shares of Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

         i. Notices. Any notice required by the provisions of this Section to be given to the holders of shares of Series P Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     4.  Voting.

     a. Voting Rights of Series P Preferred Stock. The holder of each share of Series P Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series P Preferred Stock could then be converted (with any fractional shares, determined on an aggregate conversion basis, being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of holders of shares of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of this corporation, and shall be entitled to vote (except as otherwise expressly provided herein or as required by law), together with holders of shares of Common Stock as a single class, with respect to any question upon which holders of shares of Common Stock have the right to vote. Election of directors need not be by written ballot, unless the bylaws of the corporation shall so provide.

     b. Right to Vote on the Sale of the Corporation. The corporation shall not effect a Sale of the Corporation, as defined in Section 2.c, without first obtaining the written consent of (i) the holders of 66-2/3% of the shares of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock (all treated as if fully converted to common stock) and the common stock issued upon conversion of the Series B, Series C and Series D Preferred Stock, all voting together as a single class, and (ii) the holders of a majority of the then outstanding shares of Series P Preferred Stock.

     5. Protective Provisions. Subject to the rights of series of Preferred Stock which may from time to time come into existence, so long as shares of Series P Preferred Stock are outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of holders of a majority of the then outstanding shares of Series P Preferred
Stock:

         a. amend, alter or change the Amended and Restated Certificate of Incorporation or the corporation's bylaws so as to (a) alter or change the rights, preferences or privileges of the shares of Series P Preferred Stock in a manner that adversely affects the holders of shares of the Series P Preferred Stock,
     (b) prevent or impede the exercise by PerkinElmer of its Option (as defined in the Securities Purchase Agreements) under the Securities Purchase Agreements, or (c) prevent or impede PerkinElmer from controlling this corporation following the exercise of its Option for 100% of the securities subject to the Option.

         b. increase the authorized number of shares of Series P Preferred Stock, Series D Preferred Stock, Series C Preferred Stock or Series B Preferred Stock.

         c. declare any dividends on, or make any other distribution with respect to, any shares of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of its capital stock, or set apart any sum for any such payments.

         d. issue any shares of Series P Preferred Stock.

     6. Status of Converted Stock. If any shares of Series P Preferred Stock shall be converted pursuant to Section 3, the shares so converted shall be canceled and shall not be issuable by the corporation. The Amended and Restated Certificate of Incorporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.